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                                                                     EXHIBIT 4.3



                     PEOPLE'S COMMUNITY CAPITAL CORPORATION

                                   MEMORANDUM
                             TO PARTICIPANTS IN THE
                     PEOPLE'S COMMUNITY CAPITAL CORPORATION
                            1998 STOCK INCENTIVE PLAN



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         No person has been authorized to give any information or to make any representations, other than those contained in this memorandum, in connection with the offering of shares of the common stock of Company being made by this memorandum. If any such other information or representations are given or made, they cannot be relied upon as having been authorized by Company. Neither the delivery of this memorandum nor any sale of shares of common stock made pursuant to this memorandum shall, under any circumstances, create any implication that
Company's affairs have not changed since the date below. This memorandum is not an offer to sell securities in any jurisdiction to any person to whom it would be unlawful to make such an offer in such jurisdiction.


                              -------------------



    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                 SECURITIES COMMISSION PASSED UPON THE ACCURACY
                       OR ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

       THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES
           THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.





                 THE DATE OF THIS MEMORANDUM IS ______________.



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                                TABLE OF CONTENTS

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INTRODUCTION................................................................................................2

WHAT IS THE PURPOSE OF THE PLAN?............................................................................2

HOW DOES THE PLAN WORK?.....................................................................................2

WHO IS ELIGIBLE TO PARTICIPATE?.............................................................................3

WHAT TYPES OF OPTIONS AND AWARDS CAN BE GRANTED UNDER THE PLAN?.............................................3

WHAT DO I HAVE TO PAY FOR MY OPTION OR OTHER AWARD?.........................................................3

WHAT IS THE EXERCISE PERIOD OF THE OPTIONS?.................................................................4

WHAT IS THE RESTRICTION PERIOD OF AWARDS OF RESTRICTED STOCK................................................4

HOW CAN I EXERCISE AN OPTION AND PAY THE EXERCISE PRICE?....................................................4

HOW CAN I PAY THE TAXES THAT ARE APPLICABLE WHEN I EXERCISE AN OPTION?......................................4

DOES THE PLAN GIVE ME ANY EMPLOYMENT OR SHAREHOLDER RIGHTS?.................................................5

WHAT HAPPENS IF MY EMPLOYMENT WITH COMPANY IS TERMINATED?...................................................5

CAN I SELL OR TRANSFER MY OPTIONS OR AWARDS TO SOMEONE ELSE?................................................5

WHEN CAN I SELL THE SHARES I RECEIVE FROM EXERCISING AN OPTION?.............................................6

HOW WOULD MY OPTIONS OR AWARDS BE AFFECTED BY A STOCK SPLIT OR MERGER?......................................6

WHAT INVESTMENT CONSIDERATIONS SHOULD I KEEP IN MIND?.......................................................6

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF HOLDING AND EXERCISING OPTIONS?.............................6

CAN THE PLAN BE TERMINATED OR AMENDED?......................................................................8

DOCUMENTS INCORPORATED BY REFERENCE.........................................................................9


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INTRODUCTION

         This memorandum describes the Company 1998 Stock Incentive Plan. We have reserved a total of 250,000 shares of common stock for issuance upon the exercise of options or awards granted under the plan. The plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Internal Revenue Code of 1986.

         The information in this memorandum is qualified in its entirety by the text of the plan. Requests for copies of or additional information regarding the plan or the administration of the plan should be directed in writing or by telephone to Jean Covington at the Company's office at 106-A Park Ave., SW Aiken, South Carolina 29801. The telephone number for this officer is (803) 641-0142.

WHAT IS THE PURPOSE OF THE PLAN?

         The general purpose of the plan is to advance the interests of Company, its subsidiaries, and its shareholders by affording the employees, directors, of Company and its subsidiaries an opportunity to acquire or increase their proprietary interests in Company. The objective of the issuance of options and awards is to promote the growth and profitability of Company and its subsidiaries because the optionees and grantees will be provided with an additional incentive to achieve Company's objectives through participation in its success and growth and by encouraging their continued association with or service to Company.

HOW DOES THE PLAN WORK?

         Under the plan, we may issue stock through any combination of incentive stock options, non-incentive stock options, restricted stock, or stock appreciation rights to participants in the plan.

         If we grant you an option or other rights under the plan, we will deliver to you an agreement specifying the terms of your option or other rights. For example, an option agreement will specify the number of shares of common stock you can purchase, the price per share, when you can exercise the option, and when your option expires. Our board of directors will determine the terms of all options, restricted stock, and stock appreciation rights in its sole discretion. Our board may appoint a committee to administer the plan. If so, the committee will consist of at least two independent directors, who will serve at the pleasure of the board, but only for so long as they remain directors. Under South Carolina law and our bylaws, our directors are elected by a plurality of the shares of common stock entitled to vote at a meeting of shareholders and serve three year terms. Directors may be removed from office by a vote of shareholders at a meeting called for that purpose. In administering the plan, the board's or the committee's actions and determinations will be binding on all interested parties.




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WHO IS ELIGIBLE TO PARTICIPATE?

         The class of persons eligible to participate in the plan consists of the directors and employees (including executive personnel and officers who are also directors) of Company and its subsidiaries, as well as key consultants and advisors to Company or any subsidiary.


WHAT TYPES OF OPTIONS AND AWARDS CAN BE GRANTED UNDER THE PLAN?

         Options. We may grant either incentive stock options or non-incentive stock options. Options allow option holders to benefit from appreciation, if any, in the market price of the common stock after the date of grant. No capital investment is required until the option holder exercises the option and purchases the underlying common stock. At that time, the option holder must tender the exercise price (i.e., exercise the option) and will receive shares of common stock in return. Your option agreement specifies whether the option is an incentive stock option or a non-incentive stock option. Within the limitations provided in the plan, we may grant both types of options to the same person at the same time, or at different times, and under different terms and conditions.

         Restricted Stock Awards. We may grant restricted stock awards, which will be governed by a restriction agreement. The restriction agreement will contain the restrictions, terms, and conditions we may determine and may require that a legend be placed on the certificate evidencing the restricted stock. We may hold the certificates evidencing the restricted stock in an escrow arrangement until all of the restrictions have lapsed. We may determine that dividends declared or paid on restricted stock will be (i) deferred until the lapsing of the restrictions and (ii) held by us for the account of the grantee. After the lapse of the restrictions, we will deliver a certificate evidencing the shares of common stock to the grantee.

         Stock Appreciation Rights. We may grant stock appreciation rights and may impose such conditions or restrictions on the exercise of any stock appreciation right as we deem appropriate. Upon the exercise of a stock appreciation right, the grantee will be entitled to receive the excess, for each share being exercised under the stock appreciation right, of (i) the fair market value of such share on the date of exercise over (ii) the stock appreciation right price for such share. Payment of the excess amount to the grantee may be made in cash, shares of stock, or a combination of both.

WHAT DO I HAVE TO PAY TO RECEIVE OR EXERCISE MY OPTION OR OTHER AWARD?

         Generally, you will not have to pay any amount to receive a stock option or a stock appreciation right, but you may have to pay to receive restricted stock. Your agreement will specify the amount of payment, if any.

         Each stock option will have an exercise price, which is the price per share you must pay to receive common stock upon exercise of your option. Each stock appreciation right will also have a stated price. You will not be required to pay this price to exercise your stock appreciation right, but this price will be used to measure the amount of any gain you receive upon exercise. Your agreement will specify the exercise price of your option or the stated price of the stock appreciation right. The exercise price of an incentive stock option cannot be less than the fair market value of the common stock on the date the option is granted.




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WHAT IS THE EXERCISE PERIOD OF THE OPTIONS?

         Your option agreement will state the date on which your option becomes exercisable and the date it terminates. For incentive stock options, these dates must comply with Internal Revenue Code rules. For example, no incentive stock option may be exercised after ten years from the date of grant. Further, an incentive stock option granted to a person owning at least 10% of the total combined voting power of all common stock at the date of grant may not be exercised more than five years after the date of grant. There are also some restrictions that apply to our directors and executive officers and any person who owns more than 10% of our stock. These individuals may not exercise any option less than six months after the option is granted, other than in the case of death or disability.

WHAT IS THE RESTRICTION PERIOD OF AWARDS OF RESTRICTED STOCK?

         Your restriction agreement will specify the restrictions that will apply to any grant of restricted stock and the dates on which these restrictions will lapse. The restrictions cannot lapse in less than six months on any restricted stock issued to our directors or executive officers or any person who owns more than 10% of our stock.

HOW CAN I EXERCISE AN OPTION AND PAY THE EXERCISE PRICE?

         You may exercise an option by (i) delivering to us at our office listed in the Introduction to this memorandum a written notice of exercise with respect to a specified number of shares of common stock, and (ii) paying us the full amount of the exercise price for this number of shares. We may prescribe in any stock option agreement other terms and conditions relating to the exercise of an option, including a requirement that your option may be exercised only in accordance with a vesting schedule during the term of the option. In some circumstances you may exercise your option with the involvement of a broker, in which case we will deliver the certificates representing the shares directly to the broker.

         You must pay the exercise price in full upon the exercise of the option, and we may postpone delivery of certificates for the shares purchased until we receive this payment. You may pay the exercise price in one or more of the following three ways: (i) in cash or cashier's check; (ii) by surrendering to us shares of Company common stock you own; or (iii) by authorizing us to withhold shares otherwise issuable upon exercise of the option in an amount sufficient to pay the exercise price. In the case of either (ii) or (iii), shares will be credited against the exercise price at their fair market value on the date of exercise. In some circumstances, we may permit an optionee to pay all or a portion of the exercise price with a promissory note, subject to compliance with applicable state and federal laws, rules, and regulations.

HOW CAN I PAY THE TAXES THAT ARE APPLICABLE WHEN I EXERCISE AN OPTION?

         When you pay the exercise price of an option, you must pay to us in cash, cash equivalent, or out of withholding of current compensation the full amount of any federal, state, and local income, employment, or other withholding taxes applicable to your taxable income resulting from such exercise, or we may deduct the amount of any applicable taxes from your wages. In some circumstances, you may elect to satisfy our income tax withholding obligation with respect to an option by delivering shares or by having shares withheld, in either case in that number of shares having a fair market value on the date of exercise equal to the amount of taxes being paid.



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DOES THE PLAN GIVE ME ANY EMPLOYMENT OR SHAREHOLDER RIGHTS?


         Nothing in the plan or in any option agreement or restriction agreement gives you any right to continue to be employed by us or any of our subsidiaries, or interferes in any way with our right or the right of any of our subsidiaries to terminate your employment at any time.

         The grant of an option does not give you any rights as a shareholder of Company regarding the shares of common stock underlying your option until you exercise your option and purchase common stock. In connection with the grant of restricted stock, unless your restriction agreement states otherwise, once all of the restrictions have lapsed and the shares of restricted stock are delivered to you, you will have all of the rights of a shareholder with respect to such stock. These rights include the right to vote and to receive dividends or other distributions with respect to such shares. The grant of a stock appreciation right and the payment of its excess value does not give you any shareholder rights.

WHAT HAPPENS IF MY EMPLOYMENT WITH COMPANY IS TERMINATED?

         The following discussion describes generally what happens to an option or other award when the optionee's or grantee's employment with Company is terminated. However, you should also review your option or award agreement because it may contain different or additional provisions. Your agreement specifies what will happen to your option or award if your employment with Company is terminated.

         Generally, if your employment is terminated for cause or is attributable to your breach of an employment, confidentiality, or non-disclosure agreement, then your option or other rights will expire immediately upon your termination of employment. Your agreement may also contain other provisions that apply upon such a termination, including a requirement that you forfeit any gain made upon the sale of your option stock within a certain period of time after such a termination. If your employment terminates as a result of your death, your legal representative may exercise the option at any time within a certain period of time from such termination. If your employment terminates as a result of your disability, you may exercise the option at any time before the earlier of one year from such termination or the date on which the option would otherwise expire. In all other cases, you may exercise the option at any time within 30 days following the termination of your employment or other relationship with Company. In addition, in connection with grants of restricted stock or stock appreciation rights, we may provide for forfeiture of the stock or rights or acceleration of the date at which any remaining restrictions would lapse.

CAN I SELL OR TRANSFER MY OPTIONS OR AWARDS TO SOMEONE ELSE?

         In general, you cannot transfer any incentive stock option except by will or the laws of descent and distribution. You may transfer a non-incentive stock option only by will or the laws of descent and distribution, pursuant to a qualified domestic relations order, or to family members. Family members include any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the optionee's household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons or the optionee control the management of assets, and any other entity in which these persons or the optionee own more than 50% of the voting interests. However, we reserve the right to determine whether a person qualifies as a family member under this definition, and our decision will be binding and final. While you are alive, your option can be exercised only by you, a


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permitted transferee, or your guardian or legal representative if one is appointed. In addition, your option agreement may contain other restrictions on transfer. Until any restriction placed by us on your shares of restricted stock or stock appreciation rights have lapsed, the shares or rights shares are not transferable other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.


WHEN CAN I SELL THE SHARES I RECEIVE FROM EXERCISING AN OPTION?

         In general, unless you are an affiliate of Company, there are no restrictions on when you may sell shares you acquire by exercising an option. Because of their relationship with Company, additional restrictions apply to shares acquired by our affiliates. Generally, our directors and executive officers and any person who owns more than 10% of our common stock will be considered affiliates. The primary way these individuals may sell their common stock is through compliance with Rule 144 under the Securities Act of 1933. These individuals must also comply with the short-swing trading provisions of
Section 16(b) of the Securities Exchange Act of 1934.


HOW WOULD MY OPTIONS OR AWARDS BE AFFECTED BY A STOCK SPLIT OR MERGER?

         If a change in the outstanding shares of the common stock occurs as a result of, among other things, a stock dividend or a stock split, the aggregate number and kind of shares of stock for which options, restricted stock awards, or stock appreciation rights may be granted will be adjusted proportionately in accordance with the plan. In addition, the number of shares subject to and the exercise price of any outstanding options will be adjusted proportionately.

         If we are a party to a merger or other reorganization in which we are not the surviving entity, we may take one or more of the following actions: (i) declare that all options will become exercisable immediately but will terminate within 30 days and declare that all remaining restrictions pertaining to restricted stock or stock appreciation rights shall immediately lapse, notwithstanding the provisions of the respective option or award agreements, and
(ii) provide that options, restricted stock awards, and stock appreciation rights granted under the plan will be assumed by the successor corporation or replaced with options, restricted stock, or stock appreciation rights issued by such successor corporation.


WHAT INVESTMENT CONSIDERATIONS SHOULD I KEEP IN MIND?

         The market price of our common stock may vary widely. For this reason, the stock you acquire by exercise of options or through a grant of restricted stock may decrease or increase in value. At the end of this memorandum we have included a list of documents about us which we will deliver to you at your request. We encourage you to obtain and read these documents before deciding whether to exercise your options or to sell the shares you acquire upon exercise.


WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF HOLDING AND EXERCISING OPTIONS?

         The following discussion of the federal income tax consequences of the plan is a summary of applicable federal income tax law. State and local tax consequences may differ. Because the federal income tax rules governing options are complex and subject to frequent change, we advise you to consult your tax advisors prior to the exercise of options or dispositions of stock acquired pursuant to an option exercise or in connection with a grant of restricted stock. In addition, the following discussion is limited to the United States federal income tax laws applicable to option holders who are both citizens and residents of the United States. The United States federal income tax treatment of options granted to other


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option holders may differ. The tax laws of other countries may provide for different tax consequences to option holders who are subject to such laws.

         Generally. Incentive stock options and non-incentive stock options are treated differently for federal income tax purposes. Incentive stock options are intended to comply with the requirements of Section 422 of the Internal Revenue Code. Non-incentive stock options need not comply with these requirements. An incentive stock option provides favorable tax treatment for an option holder under the Internal Revenue Code.

         Incentive Stock Options. Although you are not taxed on the grant or exercise of an incentive stock option, the difference between the fair market value of the shares on the exercise date and the exercise price will be a preference item for purposes of the alternative minimum tax. Therefore, you may increase your federal income tax liability as a result of the exercise of an incentive stock option under the alternative minimum tax rules of the Internal Revenue Code.

         If you hold the shares acquired upon exercise of an incentive stock option for at least two years following the date of grant and at least one year following exercise, any gain from your subsequent disposition of the shares will be treated as long term capital gain for federal income tax purposes. The measure of the gain is the difference between the proceeds received on disposition and your basis in the shares (which generally equals the exercise price). If you dispose of stock acquired pursuant to the exercise of an incentive stock option before satisfying these one and two year holding periods, you will recognize both ordinary income and capital gain in the year of disposition. The amount of the ordinary income will be the lesser of (i) the amount realized on disposition less your adjusted basis in the stock (usually the option exercise price) or (ii) the difference between the fair market value of the stock on the exercise date and the option price. The balance of the consideration received on such disposition will be long term capital gain if the stock had been held for at least one year following exercise of the incentive stock option.

         We are not entitled to an income tax deduction on the grant or the exercise of an incentive stock option or on your disposition of the shares after satisfying the holding period requirement described above. If the holding periods are not satisfied, we will be entitled to an income tax deduction in the year you dispose of the shares, in an amount equal to the ordinary income you recognize.

         Non-Incentive Stock Options. Generally, you are not taxed on the grant of a non-incentive stock option. Upon exercise, however, you recognize ordinary income equal to the difference between the option exercise price and the fair market value of the shares on the date of the exercise. We are entitled to an income tax deduction, for the year in which you exercise, in the amount you recognize as ordinary income. Any gain on subsequent disposition of the shares is long term capital gain if the shares are held for at least 12 months following exercise. We do not receive an income tax deduction for the long term capital gain you recognize.

         Restricted Stock. Generally, and except as noted below, the grant of restricted stock is not taxable at the time of the grant. Instead, at the time restricted stock vests or becomes transferable, an employee will recognize ordinary income equal to (i) the excess of the fair market value of the restricted stock on the date the shares vest over (ii) the price, if any, paid for the restricted stock. An employee may, however, elect to recognize income as of the date of the grant of the restricted stock, in an amount equal to (i) the excess of the fair market value of the restricted stock on the date of the grant over (ii) the price, if any, paid for the restricted stock. If an employee makes this election (called a section 83(b) election) within 30 days after purchasing or acquiring the restricted stock, no additional income will be recognized at the time the stock vests or becomes transferable. In the event of a


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subsequent forfeiture of the stock, an employee making such an election may be able to recognize a capital loss with respect to the amount, if any, paid for the restricted stock. Dividends paid on the shares of restricted stock before they vest will be taxed to the employee either as additional compensation or, if the employee has made the election described above, as dividend income.

         Stock Appreciation Rights. Generally, you are not taxed on the grant of stock appreciation rights. However, at the time all restrictions lapse, you will recognize ordinary income for the excess value you receive, whether it is paid to you in cash, shares, or a combination of both.

         Alternative Minimum Tax. The difference between the option exercise price of an incentive stock option and the fair market value of the shares on the date of exercise is an adjustment to income for purposes of the alternative minimum tax. The maximum alternative minimum tax (imposed to the extent it exceeds the taxpayer's regular tax) is generally 28% of an individual taxpayer's alternative minimum taxable income. You are strongly urged to consult your tax advisor with respect to all issues concerning alternative minimum tax.

         If You Use Company Stock to Pay the Option Exercise Price. Under the plan, if you pay the exercise price by tendering stock of Company and you receive back a larger number of shares than you tender, you will realize taxable income in an amount equal to the fair market value of the additional shares received on the date of exercise, less any cash paid in addition to the shares tendered. Upon a subsequent sale of the stock, the number of shares equal to the number delivered as payment of the option exercise price will have a tax basis equal to that of the shares originally tendered. The additional newly-acquired shares obtained upon exercise of the option will have a tax basis equal to the fair market value of such shares on the date of exercise. You are strongly urged to consult your tax advisor with respect to all issues concerning paying the exercise price by tendering common stock.

         Tax Withholding. Because the amount you realize upon the exercise of a non-incentive stock option will be treated as compensation, it will be subject to applicable withholding of federal, state, and local income taxes and social security taxes. You must pay us the full amount of any taxes applicable to the taxable income resulting from the exercise. See "How can I pay the taxes that are applicable when I exercise an option?" above.

         Generally, the exercise of an incentive stock option will not be treated as compensation and will not be subject to applicable withholding of federal, state, and local income taxes and social security taxes. See, however, "Alternative Minimum Tax" above.

         State and Local Taxes. An exercise of an option may also be subject to state and local taxation, which varies from location to location.


CAN THE PLAN BE TERMINATED OR AMENDED?

         We may amend or terminate the plan at any time. However, we may not amend the plan without shareholder approval if the amendment would (i) increase the total number of shares of common stock issuable pursuant to incentive stock options under the plan (except in the case of a stock split, merger, or other reorganization, as described above) or (ii) change the class of employees eligible to receive incentive stock options under the plan. Under Internal Revenue Code rules, we have up to one year after the amendment to obtain this shareholder approval. We may not terminate, amend, or modify the plan in a way that adversely affects the rights of an optionee under an option agreement without the consent of that optionee.

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DOCUMENTS INCORPORATED BY REFERENCE

         We have incorporated by reference into this memorandum the following documents: (i) all documents we file after the date of this memorandum with the Securities and Exchange Commission by Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934; (ii) our Annual Report on Form 10-KSB for the year ended December 31, 1998; (iii) the description of the common stock contained in the section titled "Description of Capital Stock" on pages 32-33 of our prospectus filed pursuant to Rule 424(b) which is included in our Registration Statement on Form SB-2 declared effective by the Securities and Exchange Commission on May 23, 1997; and (iv) our Quarterly Reports on Form 10-QSB for the quarters ended March 31, June 30, and September 30, 1999 previously filed with the Commission.

         We will deliver to you without charge, upon your request, a copy of any of the recent reports, proxy statements, and other communications we distribute to our shareholders generally, together with any or all of the information that is incorporated by reference in this memorandum (other than exhibits to this information unless the exhibits are specifically incorporated by reference into the information that this memorandum incorporates).

         Requests for any of the documents described under this caption or additional information regarding the plan or the administrators of the plan should be directed in writing or by telephone to Jean Covington, at the address and telephone number provided in "Introduction."






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